SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMISSION FILE NUMBER: ______

MICRON ENVIRO SYSTEMS, INC.
(Exact name of small business issuer as specified in its charter)
Nevada		98-0202944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

789 West Pender Street, Suite 460, Vancouver, British Columbia		V6C 1H2
(Address of principal executive offices)		(Zip Code)
604.646-6903 (Issuer's Telephone Number, including Area Code)

Non-Qualified Stock Option Agreements with Graeme Sewell

Non-Qualified Stock Option Agreement with Jason Gigliotti

 (Full Title of the Plan)

Thomas E. Stepp, Jr.

STEPP LAW GROUP

1301 Dove Street

Suite 460

Newport Beach, California 92660

(Name and Address of Agent for Service)

949.660.9700

 (Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	3,000,000	$ 0.02	$60,000	$4.85

                                    (1)

Consists of underlying shares pursuant to a Non-Qualified Stock Option Agreements with Graeme Sewell and Jason Gigliotti.

PART I

Item 1. The Plan Information.

Micron Enviro Systems, Inc. (“we”, “our”) entered into the following Non-Qualified Stock Option Agreements (“Option Agreements”):

1)

pursuant to our 2003 Non-Qualified Stock Option Plan (“2003 Option Plan”), with Jason Gigliotti on August 8, 2003;

2)

pursuant to our 2003 Option Plan with Graeme Sewell on August 8, 2003; and

3)

pursuant to our 2003B Non-Qualified Stock Option Plan (“2003B Option Plan”) with Graeme Sewell on August 8, 2003.  A copy of the 2003B Option Plan is included in this Registration Statement as Exhibit 10.2.

Option Plans

The 2003 Option Plan is effective from April 3, 2003 until December 31, 2010, and the 2003B Option Plan is effective from August 8, 2003 to December 31, 2010, within these terms we can grant options to persons eligible to participate in the 2003 Option Plan and the 2003B Option Plan.

Any Option shall be exercisable at such times, in such amounts and during such period or periods as we shall determine at the date of the grant of such Option.  To the extent that an Option is not exercised within the period of exerciseability, the unexercised amount of such Option will expire.

The Options are not transferable during the lifetime on the optionee, but may be exercised by the optionee’s heirs for up to six months after the optionee’s death.

The administrator for our Option Plans consists of our board of directors.  We may at any time and for any or no reason suspend or terminate the 2003 Option Plan or the 2003B Option Plan.  No Options may be granted pursuant to those Option Plans while the 2003 Option Plan and the 2003B Option Plan are suspended or after each respective Option Plan has terminated.  Options granted while the 2003 Option Plan or the 2003B Option Plan are in effect will not be altered or impaired by the subsequent suspension or termination of the 2003 Option Plan or the 2003B Option Plan, respectively.

The total number of shares of our common stock which may be purchased pursuant to the exercise of Options shall not exceed ten million (10,000,000) shares of our authorized common stock, $.001 par value per share, per each of the 2002 Option Plan, the 2003 Option Plan, and the 2003B Option Plans.

The Options may only be granted to our directors, officers, employees as well as selected and qualified independent contractors.

Option Agreements

On August 8, 2003, Mr. Gigliotti was granted the right and option to purchase up to 1,500,000 of our shares at an exercise price of $0.02 per share until November 6, 2003, pursuant to our 2003 Option Plan.  A copy of the respective Option Agreement is included in this Registration Statement as Exhibit 10.3.

On August 8, 2003, Mr. Sewell was granted the right and option to purchase up to 500,000 of our shares at an exercise price of $0.02 per share until November 6, 2003, pursuant to our 2003 Option Plan.  A copy of the respective Option Agreement is included in this Registration Statement as Exhibit 10.4.

On August 8, 2003, Mr. Sewell was granted the right and option to purchase up to 1,000,000 of our shares at an exercise price of $0.02 per share until November 6, 2003, pursuant to our 2003B Option Plan.  A copy of the respective Option Agreement is included in this Registration Statement as Exhibit 10.5.

Mr. Gigliotti and Mr. Sewell may exercise their Options by delivering a notice of exercise to us accompanied by a certified or cashier's check, or promissory note in payment of the Option purchase price.

Item 2. Registrant Information and Employee Plan Annual Information.

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration Statement:

(a)

Our latest Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission on August 14, 2003;

(b)

Our latest Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003 filed with the Securities and Exchange Commission on May 20, 2003;

(c)

Our latest Annual Report on Form 10-KSB/A for the year ended December 31, 2002 filed with the Securities and Exchange Commission on April 11, 2003;

(d) All of our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since September 3, 1999;

(e) The description of our common stock contained in the registration statement on Form 10-SB filed with the Securities and Exchange Commission on May 13, 1999, as amended on September 3, 1999; and

(f) All other reports (and documents) filed by us after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No “expert”, as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our “counsel”, as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and shareholders and other items.  Our Articles of Incorporation and Bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.  Pursuant to our Articles of Incorporation and under Nevada law, our directors and officers are generally not liable to us or our shareholders for damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (i) the act or failure to act of such officer or director constituted a breach of his fiduciary duties; and (ii) his breach of those duties involve intentional misconduct, fraud or a knowing violation of law.

On July 17, 2002, we entered into Indemnification Agreements with our directors and officers, which provide the indemnitee with the maximum indemnification allowed under applicable law.  Since the Nevada statutes are non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable.  The indemnification agreement provides a scheme of indemnification, which may be broader than that specifically provided by Nevada law.  It has not yet been determined, however, to what extent the indemnification expressly permitted by Nevada law may be expanded, and therefore the scope of indemnification provided by the indemnification agreement may be subject to future judicial interpretation.

The indemnification agreement provides that we are to indemnify an indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was one of our directors, officers, key employees or agents.  We are to advance all expenses, judgments, fines, penalties and amounts paid in settlement incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above.  The indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us.  Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a shareholder's investment.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION,  INDEMNIFICATION FOR  LIABILITIES  ARISING  PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

3.1

Corporate Charter*

3.2

Articles of Incorporation*

3.3

Certificate of Amendment to Articles of Incorporation*

3.4

Bylaws*

5          Opinion of Stepp Law Group

10.1

2003 Non-Qualified Stock Option Plan**

10.2     2003B Non-Qualified Stock Option Plan

10.3    2003 Non-Qualified Stock Option Agreement with Jason Gigliotti dated August 8, 2003

10.4

2003 Non-Qualified Stock Option Agreement with Graeme Sewell dated August 8, 2003

10.5    2003B Non-Qualified Stock Option Agreement with Graeme Sewell dated August 8, 2003

23.1     Consent of Stepp Law Group (contained in its opinion filed as Exhibit 5 to this Registration Statement)

23.2

Consent of Williams and Webster

*Filed as exhibits to our Registration Statement on Form 10-SB on May 13, 1999, and incorporated herein by this reference.

** Filed as exhibit to our Annual Report on Form 10-KSB/A on April 11, 2003 and incorporated herein by this reference.

Item 9. Undertakings.

     The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the registrant pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act  (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies it has reasonable grounds to believe that the registrant satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on August 19, 2003.

MICRON ENVIRO SYSTEMS, INC.,

a Nevada corporation

/s/ Bernard McDougall

_____________________

Bernard McDougall, Director and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 19, 2003, who are the directors of the registrant’s board of directors and who shall administer and enforce the Stock Option Agreements with Graeme Sewell and Jason Gigliotti.

Signature and Title

 /s/ Bernard McDougall

______________________

Bernard McDougall, Director and President

/s/ Stephen J. Amdahl

_____________________

Stephen J. Amdahl, Director

/s/ Conrad Clemiss

_______________________

Conrad Clemiss, Director